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                                                                    EXHIBIT (11)
                            SONOCO PRODUCTS COMPANY
                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                    (Dollars in thousands, except per share)



                                                     Three Months Ended
                                                   ------------------------
                                                    March 31,     April 2,
                                                       1996         1995
                                                   -----------   ----------
     PRIMARY EARNINGS
     Net income available to common shareholders   $     41,307  $   35,596
                                                   ============  ==========

     Weighted average number of common shares
       outstanding                                   91,136,586  91,183,518

     Assuming exercise of options reduced by the
       number of shares which could have been
       purchased (at average price) with proceeds
       from exercise of such options                  2,071,449   1,355,508
                                                   ------------  ----------

     Weighted average number of common shares
       outstanding as adjusted                       93,208,035  92,539,026
                                                   ============  ==========

     Primary earnings per common share             $       0.44  $     0.38
                                                   ============  ==========

     ASSUMING FULL DILUTION

     Net income available to common shareholders   $     41,307  $   35,596

     Elimination of preferred dividends                   1,941       1,941
                                                   ------------  ----------

     Fully diluted net income                      $     43,248  $   37,537
                                                   ============  ==========

     Weighted average number of common  shares
       outstanding                                   91,136,586  91,183,518

     Assuming exercise of options reduced by the
       number of shares which could have been
       purchased (at the higher of end-of-period
       price or average) with proceeds from
       exercise of such options                       2,074,957   1,628,775

     Assuming conversion of preferred stock           7,155,300   7,155,300
                                                   ------------  ----------

     Weighted average number of common shares
       outstanding as adjusted                      100,366,843  99,967,593
                                                   ============  ==========

     Earnings per common share assuming
       full dilution                               $       0.43  $     0.37
                                                   ============  ==========


Shares outstanding and per share data have been restated to reflect the 5% stock dividend on June 9, 1995.